UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2021

TRINET GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-36373	95-3359658
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)
One Park Place, Suite 600
Dublin,	CA		94568
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock par value $0.000025 per share	TNET	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Issuance of 3.500% Senior Notes due 2029
On February 26, 2021, TriNet Group, Inc. (the “Company”) completed a previously announced private offering of its 3.500% Senior Notes due 2029 (the “Notes”). The Notes were sold in a private placement in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended, pursuant to a purchase agreement among the Company, the guarantors party thereto (the “Guarantors”) and J.P. Morgan Securities LLC, as representative of the initial purchasers. The Notes are guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Notes will also be guaranteed by each of the Company’s existing and future domestic subsidiaries that becomes a borrower or guarantor under the credit agreement entered into concurrently with the closing of the Notes offering, among TriNet USA, Inc., as borrower, the guarantors party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Facility”).
The Notes were issued pursuant to an indenture dated February 26, 2021 (the “Indenture”), among the Company, the guarantors listed therein and U.S. Bank National Association, as trustee.
The Notes will bear interest at the rate of 3.500% per annum and will mature on March 1, 2029. Interest on the Notes is payable in cash on March 1 and September 1 of each year, beginning on September 1, 2021.
The Company may at its election redeem all or a part of the Notes on or after March 1, 2024, on any one or more occasions, at the redemption prices set forth in the Indenture, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date. In addition, at any time prior to March 1, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes outstanding under the Indenture with the net cash proceeds of one or more equity offerings at a redemption price equal to 103.500% of the principal amount of the Notes then outstanding, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable redemption date. At any time prior to March 1, 2024, the Company may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption.
Upon a change of control triggering event, as defined in the Indenture, the Company will be required, subject to certain exceptions, to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes on the date of repurchase, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.
The Securities are the Company’s and the Guarantors’ unsecured general obligations and will rank senior in right of payment to any subordinated indebtedness that the Company or the Guarantors may incur in the future and equally in right of payment with all of the existing and future unsecured and unsubordinated indebtedness of the Company and the Guarantors.
The Indenture contains restrictive covenants relating to limitations on the Company’s and its subsidiaries’ ability to: (i) create liens on certain assets to secure debt; (ii) grant a subsidiary guarantee of certain debt without also providing a guarantee of the Notes; and (iii) consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of the Company’s assets to, another person, subject, in each case, to certain customary exceptions.
The Indenture contains terms that allow either the Trustee or the holders of not less than 30% in aggregate principal amount of the Notes then outstanding to declare the principal amount of such Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable upon certain events of default occurring and continuing. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of such Notes together with any accrued and unpaid interest through the occurrence of such event will automatically become and be immediately due and payable.
The Company used the net proceeds from the sale of the Notes to repay its outstanding term loan and the remaining amount will be used for general corporate purposes.
The above descriptions of the Indenture and the Securities are qualified in their entirety by reference to the Indenture (including the forms of the Notes included therein). A copy of the Indenture and the form of the Notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.

Entry into New Revolving Credit Facility
On February 26, 2021, TriNet USA, Inc. (the “Borrower”) and the Company, as guarantor, concurrently with the closing of the Notes offering, entered into a new $500.0 million Revolving Facility under a credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “New Credit Agreement”). The New Credit Agreement includes a $100.0 million letter of credit sub-facility and a $40.0 million swingline sub-facility. The Borrower also has the option to incur incremental credit facilities of up to the greater of $450.0 million and 100% of EBITDA of the Company and its subsidiaries for the most recent period of four fiscal quarters for which financial statements have been delivered. Such incremental facilities are subject to obtaining additional commitments from lenders.
Under the terms of the New Credit Agreement, the revolving loans may be either Eurodollar loans or base rate loans. Eurodollar loans will be charged interest at the Eurodollar rate (subject to a 0.00% floor), plus a margin between 1.25% and 2.00%, depending on the Borrower’s total net leverage ratio, as set out below. Base rate loans will be charged a fluctuating rate per annum equal to the greatest of (a) the prime rate in effect as quoted by The Wall Street Journal, (b) the federal funds rate in effect on such day plus 0.5% and (c) the Eurodollar rate for a deposit in dollars with a maturity of one month plus 1.00%, in each case plus a margin between 0.25% and 1.00%, depending on the Borrower’s total net leverage ratio as set out below. The Borrower will be charged a commitment fee at a per annum rate of 0.20% to 0.35% for committed but unused amounts, depending on its total net leverage ratio as set out below. For so long as the Borrower receives a corporate family/corporate credit rating that is a one level below investment grade rating from at least two of Moody’s, S&P and Fitch, the margin for the Eurodollar rate will be 1.125%, the margin for the base rate will be 0.125%, and the commitment fee rate will be 0.175% per annum (in each case, irrespective of the total net leverage ratio).

Pricing Level	Total Leverage Ratio	ABR Margin	Eurodollar Margin	Commitment Fee Rate
1	< 1.50 to 1.00	0.250%	1.250%	0.200%
2	> 1.50 to 1.00 but < 2.50 to 1.00	0.500%	1.500%	0.250%
3	> 2.50 to 1.00 but < 3.50 to 1.00	0.750%	1.750%	0.300%
4	> 3.50 to 1.00	1.000%	2.000%	0.350%
The Borrower may voluntarily repay outstanding loans under the Revolving Facility at any time without premium or penalty. In addition, the Borrower may elect to permanently terminate or reduce all or a portion of the revolving credit commitments and the letter of credit sublimit under the Revolving Facility at any time without premium or penalty.
The entire principal amount of revolving loans outstanding (if any) under the Revolving Facility will be due and payable in full on February 26, 2026, on which day the revolving credit commitments thereunder will also terminate.
All obligations under the New Credit Agreement are unconditionally guaranteed on a senior basis by, subject to certain exceptions, the Company, and each wholly owned domestic subsidiary of the Borrower that is not an insignificant subsidiary (the Company and such subsidiary loan parties collectively defined as the “RCF Guarantors”).
The obligations of the Borrower under the New Credit Agreement and the guarantees are secured, subject to certain exceptions and excluded assets, by (i) (a) 100% of the issued and outstanding equity interests of each subsidiary incorporated or organized under the laws of the United States or any state thereof or the District of Columbia that is not an insignificant subsidiary (each, a “Significant Domestic Subsidiary”) (other than a domestic subsidiary all of the material assets of which are equity interests in or indebtedness of one or more foreign subsidiaries, a “CFC Holding Company”) of each RCF Guarantor directly owned by or on behalf of such RCF Guarantor and (b) 65% of the outstanding equity interest in (x) each foreign subsidiary that is not an insignificant subsidiary and (y) each Significant Domestic Subsidiary that is a CFC Holding Company, in each case, directly owned by such RCF Guarantor and (ii) security interests on substantially all personal property of each RCF Guarantor.
The New Credit Agreement includes negative covenants that limit the ability of the Company, the Borrower and its restricted subsidiaries to incur indebtedness and liens, sell assets and make restricted payments, including dividends and investments, subject to certain exceptions. In addition, the New Credit Agreement also contains other customary affirmative and negative covenants and customary events of default (with customary grace periods, as applicable).

The New Credit Agreement also contains a financial covenant that requires the Company to maintain a total net leverage ratio of 4.00:1.00, stepping up to 4.50:1.00 upon the occurrence of a material acquisition for a period of one year (up to two times during the duration of the New Credit Agreement).
The guarantees, the security and certain negative covenants are subject to customary investment grade fall-away provisions if the Borrower has a public corporate credit/family rating that is investment grade (with a stable or better outlook) from two of Moody’s, S&P and Fitch (so long as (i) there is no ongoing event of default and (ii) no material indebtedness secured by liens on the collateral or guaranteed by the subsidiary loan parties is outstanding (unless such liens and guarantees are contemporaneously released)) and will be reinstated if the ratings condition is no longer met.
If an event of default occurs, the administrative agent may, and at the request of the required lenders will, (i) terminate lenders’ commitments under the New Credit Agreement, (ii) declare any outstanding loans under the New Credit Agreement to be immediately due and payable, (iii) require that the Borrower cash collateralize the letter of credit obligations and (iv) exercise on behalf of itself and the lenders all rights and remedies available to it and the lenders under the loan documents or applicable law.
The above description of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement. A copy of the New Credit Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K.
Item 1.02 Termination of a Material Definitive Agreement
On February 26, 2021, in connection with the Notes offering and entry into the New Credit Agreement, the Borrower repaid in full its borrowings under and terminated the facilities under the Credit Agreement, dated as of June 21, 2018, among TriNet USA, as borrower, the Company, the lenders part thereto and Bank of America, N.A., as administrative agent.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information provided under Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated February 26, 2021, among the Company, the guarantors listed therein and U.S. Bank National Association, as trustee
4.2	Form of 3.500% Senior Notes due 2029 (included in Exhibit 4.1)
10.1	Credit Agreement, dated as of February 26, 2021, among TriNet USA, Inc., as Borrower, TriNet Group, Inc., as Holdings, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent
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INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Indenture, dated February 26, 2021, among the Company, the guarantors listed therein and U.S. Bank National Association, as trustee
4.2	Form of 3.500% Senior Notes due 2029 (included in Exhibit 4.1)
10.1
Credit Agreement, dated as of February 26, 2021, among TriNet USA, Inc., as Borrower, TriNet Group, Inc., as Holdings, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriNet Group, Inc.
Date:	February 26, 2021	By:	/s/ Samantha Wellington
Samantha Wellington
Senior Vice President, Chief Legal Officer and Secretary